   This announcement is neither an offer to purchase nor a solicitation of an offer to sell BACs. The Offer is being made solely by the Offer to Purchase dated April 20, 1998 and the related Agreement of Transfer and Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of BAC Holders that reside in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, only by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
            UP TO 325,481 BENEFICIAL ASSIGNEE CERTIFICATES ("BACS")
                                       OF
               BOSTON CAPITAL TAX CREDIT FUND IV L.P. - SERIES 24
                                      FOR
                                 $8.00 PER BAC
                                       BY
                       EVEREST TAX CREDIT INVESTORS, LLC

     Everest Tax Credit Investors, LLC, a California limited liability company (the "Purchaser"), is offering to purchase up to 325,481 beneficial assignee certificates ("BACs") in Series 24 of Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership (the "Partnership"), at a net cash price of $8.00 per BAC (the "Purchase Price"), without interest, less the amount of the Distributions (as defined in the Offer to Purchase) per BAC, if any, made to the holders of BACs ("BAC Holders") by the Partnership after March 1, 1998 and less any tax credits allocated to selling BAC Holders after May 31, 1998 (allocable at approximately $0.1125 per month per BAC), and less any transfer fees imposed by the Partnership for each transfer. This Offer (as defined below) is upon the terms set forth in the Offer to Purchase dated April 20, 1998 (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal (the "Letter of Transmittal"), as each may be supplemented or amended from time to time. The Offer to Purchase and the Letter of Transmittal constitute the "Offer." The Offer is not conditioned upon financing.

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    THE OFFER, WITHDRAWAL RIGHTS AND PRO-RATION PERIOD WILL EXPIRE AT 12:00
    MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, MAY 22, 1998 UNLESS THE OFFER IS
                                   EXTENDED.
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     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered BACs if, as and when the Purchaser gives oral or written notice to the Partnership of the Purchaser's acceptance of those BACs for payment pursuant to the Offer.
A tendering beneficial owner of BACs whose BACs are owned of record by an Individual Retirement Account, a Keogh or other employee benefit plan will not receive direct payment of the Purchase Price, rather, payment will be made to the custodian of the account or plan. Upon the terms and subject to the conditions of the Offer, payment for BACs accepted for payment pursuant to the Offer will be made and transmitted directly to BAC Holders whose BACs have been accepted for payment.
     The Purchaser is making the Offer in order to acquire a substantial equity interest in the Partnership primarily for investment and does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership.
     In all cases, payment for BACs purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required by the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the BACs to Purchaser. If more than 325,481 BACs are validly tendered and not withdrawn on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept and pay for an aggregate of 325,481 BACs (or, if less, the maximum number of BACs that can be purchased without imposing limitations on future resales), pro rata, with appropriate adjustments to avoid purchases of fractional BACs. Under no circumstance will interest on the Purchase Price for BACs be paid, regardless of any extension of the Offer or delay in making the payment to BAC Holders.
     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, May 22, 1998 unless the Purchaser in its sole discretion extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date to which the Offer is extended by the Purchaser. Subject to the applicable regulation of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in the Offer to Purchase. Any extension will be followed by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
     Tenders of BACs made pursuant to the Offer are irrevocable, except that BACs tendered pursuant to the Offer may be withdrawn at any time or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 21, 1998. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the back cover of the Offer to Purchaser. Any notice of withdrawal must specify the name of the person(s) who tendered the BACs to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn BACs may be re-tendered, however, at any time prior to the Expiration Date.
     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Act"), is contained in the Offer to Purchase and is incorporated herein by reference.
     A request is being made under Rule 14d-5 under the Act, for the use of the list of the BAC Holders for the purpose of disseminating the Offer to BAC Holders. Upon compliance by the Partnership with the request, the Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials will be mailed to registered owners of BACs and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of BAC Holders, or if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of BACs.
     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number set forth below. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Purchaser, and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of BACs pursuant to the Offer.

                 Information About the Offer is Available From:
                       EVEREST TAX CREDIT INVESTORS, LLC
                       199 S. LOS ROBLES AVE., SUITE 440
                           PASADENA, CALIFORNIA 91101
                           TELEPHONE: (800) 611-4613
April 20, 1998                              FACSIMILE: (626) 585-5929